Exhibit 99.2

FOR IMMEDIATE RELEASE

ACE Acquisition of Chubb is Expected to Close on January 14

Warren, N.J., January 13, 2016 – The Chubb Corporation [NYSE: CB] announced today that all regulatory approvals needed for its acquisition by ACE Limited have been received and that the transaction is expected to close on January 14, 2016, pending satisfaction of remaining customary closing requirements.

Under the terms of the transaction, which was announced on July 1, 2015, Chubb shareholders will receive $62.93 per share in cash and 0.6019 shares of ACE stock. Based on the closing price of ACE stock on January 12, 2016 and the approximate number of Chubb shares outstanding, the total value is approximately $130.40 per Chubb share, or $29.7 billion in the aggregate. The consideration represents an approximately 37% premium to Chubb’s closing price of $95.14 on June 30, 2015.

As previously announced, ACE will adopt the Chubb name upon closing, and ACE’s stock will begin trading on the New York Stock Exchange under the symbol CB on January 15, 2016.

For further information contact:	Investors:	Chubb Investor Relations
908-903-2365

	News Media:	Mark E. Greenberg
908-903-2682

FORWARD-LOOKING INFORMATION

In this press release, we make a statement regarding the expected timing of the completion of the pending acquisition of Chubb by ACE that is a “forward-looking statement” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). This forward-looking statement is made pursuant to the safe harbor provisions of the PSLRA. Actual timing may differ materially from that suggested by the forward-looking statement. Additional information regarding factors that could cause such differences appears in Chubb’s filings with the Securities and Exchange Commission. Chubb assumes no obligation to update the forward-looking statement set forth in this document, which speaks as of the date hereof.